For Release: June 17, 2013

ICAHN ENTERPRISES ANNOUNCES CLOSING OF DEPOSITARY UNIT OFFERING

(New York, New York, June 17, 2013) – Icahn Enterprises L.P. (“Icahn Enterprises”) (NASDAQ: IEP) today announced the closing of its previously announced registered public offering of 1.6 million depositary units representing limited partner interests in Icahn Enterprises. Icahn Enterprises received total net proceeds of approximately $117.1 million, before deducting estimated offering expenses. Icahn Enterprises also granted the underwriters an option for 30 days to purchase up to an additional 240,000 depositary units. The proceeds from the offering will be used solely to effect the recapitalization of Icahn Enterprises’ subsidiary Federal-Mogul Corporation (“Federal-Mogul”), which may include the purchase of Icahn Enterprises’ pro rata share of the common stock to be issued by Federal-Mogul pursuant to its rights offering launched on June 7, 2013, if consummated, or any other use of capital that results in the proceeds of the offering being used to recapitalize Federal-Mogul.

Credit Suisse, UBS Investment Bank and Jefferies are acting as the joint book-running managers for the offering. Citigroup, Keefe, Bruyette & Woods, a Stifel Company, Oppenheimer & Co., Wunderlich Securities and KeyBanc Capital Markets are acting as the co-managers for the offering.

A registration statement related to the securities was declared effective by the Securities and Exchange Commission. The offering was made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting:

Credit Suisse Securities (USA) LLC

Attn: Prospectus Department

One Madison Avenue

New York, New York 10010

Tel: +1 (800) 221-1037

Email: newyork.prospectus@credit-suisse.com

UBS Securities LLC

Attention: Prospectus Department

299 Park Avenue, New York, New York 10171

Telephone: (888) 827-7275

Jefferies LLC

Attn: Equity Syndicate Prospectus Department

520 Madison Avenue, 12th Floor

New York, New York 10022

Tel: +1 (877) 547-6340

Email: prospectus_department@jefferies.com

About  Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Investor Contact:

SungHwan Cho

Chief Financial Officer

(212) 702-4300